Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SAFETY INSURANCE GROUP, INC.

Safety Insurance Group, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.This Certificate of Amendment amends the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).
2.Article VIII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote only in accordance with the provisions of this Article VIII and applicable law.

(a)	REQUEST FOR RECORD DATE. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article VIII. Any holder of Common Stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation, delivered to the Corporation and signed by holders of record at the time such notice is delivered holding shares representing an aggregate of at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation, request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (b) of this Article VIII. Following delivery of the notice, the Board of Directors shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph (c) of the Article VIII, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a notice complying with the second and third sentences of this paragraph (a) has been duly delivered to the Secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the matter described in paragraph (f) of this Article VIII; provided that, if prior action by the Board of Directors is required under the provisions of GCL, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)	NOTICE REQUIREMENTS. The written notice required by paragraph (a) of this Article VIII must be delivered by the holders of record of at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation entitled to vote on the matter (with evidence of such ownership attached to the notice), must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by the Bylaws as though such stockholder was intending to make a nomination or to bring any other matter before a meeting of stockholders, other than as permitted to be included in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934 and (ii) the text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws). The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation to determine the validity of the request for a record date and to determine whether the request relates to an action that may be effected by written consent under this Article VIII. In connection with an action or actions proposed to be taken by written consent in accordance with this Article VIII, the stockholders seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, as required by paragraph (c) of this Article VIII.
(c)	ACTIONS WHICH MAY BE TAKEN WITH WRITTEN CONSENT. Stockholders are not entitled to act by written consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the request for a record date for such action is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than 12 months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the request for a record date is delivered to the Corporation but not yet held, (vi) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law, or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

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(d)	MANNER OF CONSENT SOLICITATION. In addition to the other requirements set forth in this Article VIII and by applicable law, holders of Common Stock of the Corporation may take action by written consent only if the stockholder or group of stockholders seeking to take action by written consent of stockholders uses best efforts to solicit consents from all holders of capital stock of the Corporation entitled to vote on the matter and in accordance with applicable law.
(e)	DATE OF CONSENT. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (f) of this Article VIII within 60 days of the first date on which a Consent is so delivered to the Corporation.
(f)	DELIVERY OF CONSENTS. No Consents may be delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, under this Article VIII. If, after such investigation, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may

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designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)	EFFECTIVENESS OF CONSENT. Notwithstanding anything else in this Amended and Restated Certificate of Incorporation to the contrary, no action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article VIII. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article VIII, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article VIII, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (f) of this Article VIII, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation; provided, that prompt notice of the taking of the corporate action shall be given to those holders of capital stock of the Corporation who have not consented in writing to such action.
(h)	CHALLENGE TO VALIDITY OF CONSENT. Nothing contained in this Article VIII shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.
(i)	BOARD-SOLICITED STOCKHOLDER-ACTION BY WRITTEN CONSENT. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article VIII shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.”
3.Article IX of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

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“Special meetings of the stockholders of the Corporation for any purposes may be called at any time by (i) the Board of Directors or the President or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from one or more stockholders of record representing ownership of not less than twenty five percent (25%) of the voting power of all outstanding shares of Common Stock of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as set forth in this Article IX and the Bylaws, as applicable.

(a)	NOTICE. A request to the Secretary of the Corporation shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:
(i)	a brief description of each matter of business desired to be brought before the special meeting;
(ii)	the reasons for conducting such business at the special meeting;
(iii)	the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); and
(iv)	the information required in Article III, Section 2 of the Bylaws.
(b)	BUSINESS. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.
(c)	TIME AND DATE. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:
(i)	the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;
(ii)	the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

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(iii)	a Similar Item was presented at any meeting of stockholders held within 90 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Article IX, the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or
(iv)	the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(d)	REVOCATION. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.”
4.Article XII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Any provision contained in this Amended and Restated Certificate of Incorporation may be repealed, altered, amended or rescinded, in whole or in part, or a new Certificate of Incorporation may be adopted by a majority of the Board of Directors then in office with the consent of stockholders of the Corporation holding a majority of the votes entitled to be cast by the holders of all outstanding securities which by their terms may be voted on all matters submitted to stockholders of the Corporation generally.”

5.These amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
6.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Christopher T. Whitford, its Vice President, Chief Financial Officer and Secretary, this 3rd day of June 2022.

By:	/s/ CHRISTOPHER T. WHITFORD
Christopher T. Whitford
V.P., Chief Financial Officer and Secretary

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FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAFETY INSURANCE GROUP, INC.

Safety Insurance Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

First: The name of the Corporation is Safety Insurance Group, Inc. (hereinafter the "CORPORATION"), originally incorporated as Safety Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 25, 2001.

Second: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law ("GCL").

Third: This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation's Restated Certificate of Incorporation as follows:

ARTICLE I

The name of the Corporation shall be Safety Insurance Group, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the GCL.

ARTICLE IV

Section 4.1 CLASSES OF STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000, consisting of: (a) 5,000,000 shares of preferred stock, par value $0.001 per share (the "PREFERRED STOCK"), including 22,400 shares designated "Series A 6.0% Cumulative Senior Preferred Stock" (the "SERIES A PREFERRED STOCK"), and (b) 30,000,000 shares of common stock, par value $0.01 per share (the "COMMON STOCK").

Section 4.2 ADDITIONAL SERIES OF PREFERRED STOCK. Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

Section 4.3 POWERS, PREFERENCES AND RIGHTS OF THE SERIES A PREFERRED STOCK. The powers, preferences and rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

(a)RANKING. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank (i) junior to any series or class of the Corporation's preferred stock senior in rank to the Series A Preferred Stock authorized from time to time, (ii) on a parity with any Parity Stock, and (iii) senior to Junior Stock.

(b)DIVIDENDS AND DISTRIBUTIONS.

(i)DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each outstanding share of Series A Preferred Stock, at an annual rate per share equal to Sixty Dollars (U.S.$60.00) per year, subject to adjustment for any subdivisions or combinations affecting the number of shares of Series A Preferred Stock. Dividends shall be paid or accrue annually in arrears on the Dividend Payment Date commencing December 31, 2002, in the manner provided in paragraph (iii) below.

(ii)ACCRUED DIVIDENDS; RECORD DATE. Dividends payable pursuant to paragraph (i) above shall begin to accrue from the date on which shares of Series A Preferred Stock are issued, and shall begin to accrue on a daily basis, in each case whether or not earned or declared. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of the dividends payable pursuant to paragraph (i) above, which record date shall not be more than 60 days prior to the Dividend Payment Date.

(iii)PAYMENT. All dividends shall be payable in cash. Until the Mandatory Redemption Date (as defined herein), the Corporation shall have the option to defer payment of dividends on Series A Preferred Stock. Any dividend payments so deferred shall be payable on and not earlier than the redemption of the Series A Preferred Stock pursuant to Section 4.3(e) or 4.3(f).

(iv)DIVIDENDS PRO RATA. All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section 4.3(b) shall be paid pro rata to the holders entitled thereto. In the event that the funds legally available therefor shall be insufficient for the payment of the entire amount of cash dividends payable at any Dividend Payment Date, subject to Section 4.3(c)such funds shall be allocated for the payment of dividends with respect to the shares of Series A Preferred Stock pro rata based upon the sum of the Liquidation Preference of the outstanding shares plus accrued but unpaid dividends thereon.

(c)CERTAIN RESTRICTIONS.

(i)Notwithstanding the provisions of Sections 4.3(b), (e) and (f), cash dividends on the Series A Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series A Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law or agreement of the Corporation or its Subsidiaries, including this Amended and Restated Certificate of Incorporation, or any agreement relating to the indebtedness of the Corporation or its Subsidiaries, whether currently outstanding or as may be in effect at any time or from time to time, prohibit such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or provide that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

(ii)So long as shares of Series A Preferred Stock are outstanding or, subject to Section 4.3(i), dividends payable on shares of Series A Preferred Stock have not been paid in full in cash, then the Corporation shall not declare or pay dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Junior Stock, except with the prior written consent of holders of a majority of the outstanding shares of Series A Preferred Stock, except that the Corporation may acquire, in accordance with the terms of any agreement between the Corporation and its employees, shares of Common Stock held by such employees.

(iii)The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of capital stock of the Corporation, unless the Corporation could, pursuant to paragraph (ii) above, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

(d)VOTING RIGHTS.

(i)The holders of shares of Series A Preferred Stock shall not have any right to vote on any matters to be voted on by the stockholders of the Corporation, except as otherwise provided in paragraph (ii) below or as provided by law, and the shares of Series A Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters (other than the matters described in paragraph (ii) below or as otherwise required by law).

(ii)Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock in person or by proxy, at each special and annual meeting of stockholders called for the purpose, or by written consent, shall be necessary to authorize, adopt or approve each amendment to this Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the shares of Series A Preferred Stock, or alter or change the powers, preferences or rights of the shares of Series A Preferred Stock, in each case, in a manner that is materially adverse to the holders of the Series A Preferred Stock.

(e)REDEMPTION AT OPTION OF THE CORPORATION. The Corporation shall have the right to redeem shares of Series A Preferred Stock pursuant to the following provisions:

(i)Subject to the restrictions in Section 4.3(c), the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series A Preferred Stock, in whole or in part, at any time at a redemption price per share equal to the Liquidation Preference plus accrued but unpaid dividends as of the redemption date (the "SERIES A REDEMPTION PRICE");

(ii)Notice of any redemption of the Series A Preferred Stock, other than pursuant to Section 4.3(f), shall be mailed at least 30, but not more than 60, days prior to the date fixed for redemption to each holder of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. A notice of redemption may be conditional. In order to facilitate the redemption of the Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock to be redeemed, or may cause the transfer books of the Corporation to be closed for the transfer of the Series A Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

(iii)Within two Business Days after the redemption date specified in the notice given pursuant to paragraph (ii) above and subject to the surrender of the certificate(s) representing shares of Series A Preferred Stock, the Corporation shall pay to the holder of the shares being redeemed the Series A Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

(iv)Effective upon the actual date of redemption, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue and all rights of the holders of the shares of the Series A Preferred Stock called for redemption shall cease and terminate.

(f)MANDATORY REDEMPTION.

(i)The Corporation shall have no obligation to redeem any shares of Series A Preferred Stock prior to the earlier of (i) October 16, 2012 or (ii) the date of a Change of Control (each a "MANDATORY REDEMPTION DATE"). Thereupon, in accordance with Section 4.3(f)(ii) and subject to restrictions set forth in Section 4.3(c)(i), the Corporation shall be required to redeem all (but not less than all) of the shares of Series A Preferred Stock at a price per share equal to the Series A Redemption Price.

(ii)If practicable, the Corporation will give the holder(s) of Series A Preferred Stock 30 days notice prior to Change of Control. Within two Business Days after a Mandatory Redemption Date, and subject to the surrender of the certificate(s) representing shares of Series A Preferred Stock, the Corporation shall pay to the holder of the shares being redeemed the Series A Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation.

(iii)Such redemptions shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series A Preferred Stock to be redeemed and the rights of the holder thereof, except for the right to receive the Series A Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

(iv)Effective upon the actual date of redemption, notwithstanding that any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue and all rights of the holders of the shares of the Series A Preferred Stock called for redemption shall cease and terminate.

(g)REACQUIRED SHARES. Any shares of the Series A Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued pursuant to Section 4.2 as part of a new series of Preferred Stock.

(h)LIQUIDATION, DISSOLUTION OR WINDING UP.

(i)In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference plus accrued but unpaid dividends with respect to each share of Series A Preferred Stock.

(ii)If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(iii)Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.3(h).

(i) PREFERRED SHARE EXCHANGE.

Effective upon the closing of the sale of shares of Common Stock in an underwritten public offering of the Common Stock pursuant to a registration statement filed under the U.S. Securities Act of 1933, as amended, by the Corporation (without giving effect to the closing of the sale of any such shares pursuant to any over-allotment option granted in connection with such offering), each outstanding share of Series A Preferred Stock of the Corporation will be automatically reclassified, changed and converted into shares of the Common Stock at a conversion price (the "CONVERSION PRICE") equal to the price to the public of a share of Common Stock in such public offering as set forth in the underwriting agreement for such public offering. The number of shares of Common Stock to be issued upon such conversion in exchange for each share of Series A Preferred Stock shall be equal to the Liquidation Preference of such share divided by the Conversion Price; provided, however, that in lieu of issuing any fractional shares resulting from such conversions, a holder who would otherwise have been entitled to receive a fractional share shall be entitled to receive in lieu thereof an amount in cash equal to the product of such fractional share multiplied by the Conversion Price, which amount shall be payable together with the delivery to such holder of the new certificate or certificates to be issued to such holder pursuant to the following paragraph. Any accrued and unpaid dividends through the date of conversion also will be paid to the holder in cash no later than the delivery of such certificate or certificates. All shares of Common Stock issuable upon conversion of Series A Preferred Stock, when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable.

Each holder of the outstanding shares of Series A Preferred Stock so converted pursuant to the immediately preceding paragraph shall be entitled to receive, in exchange for the certificate or certificates representing the outstanding shares so converted registered in such holder's name, a new certificate or certificates representing such shares as so converted registered in such holder's name; provided, however, that the failure of any such holder to so exchange such holder's certificate or certificates shall in no way affect the conversion of such holder's shares as aforesaid, and upon such conversion such holder shall be deemed to have become the record holder of the shares of Common Stock issuable to such holder upon such conversion. Once converted, the shares of Series A Preferred Stock shall have the status of authorized but unissued shares of Preferred Stock and may be reissued pursuant to Section 4.2 as part of a new series of Preferred Stock.

Section 4.4 DEFINITIONS. For purposes of Section 4.3 of this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated:

"BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

"CHANGE OF CONTROL" means any of the following: (i) the closing of any merger, combination, consolidation or similar business transaction involving the Corporation in which the holders of Common Stock immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person in such transaction immediately after such closing, (ii) the closing of any sale or transfer by the Corporation of all or substantially all of its assets to an acquiring person in which the holders of Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closings, or (iii) the closing of any sale by the holders of Common Stock of an amount of Common Stock that equals or exceeds a majority of the shares of Common Stock immediately prior to such closing to a person in which the holders of the Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

"DIVIDEND PAYMENT DATE" shall mean December 31 of each year, except that if any Dividend Payment Date is not a Business Day, then the next succeeding Business Day shall be the Dividend Payment Date.

"JUNIOR STOCK" shall mean, with respect to shares of Series A Preferred Stock, any capital stock of the Corporation, including without limitation the Common Stock, ranking junior to the Series A Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

"LIQUIDATION PREFERENCE" shall mean with respect to each share of Series A Preferred Stock, as of any date, and subject to adjustment for subdivisions or combinations affecting the number of shares of Series A Preferred Stock, $1,000.

"MANDATORY REDEMPTION DATE" has the meaning specified in Section 4.3(f)(i).

"PARITY STOCK" shall mean, with respect to shares of any series of Preferred Stock, any capital stock of the Corporation ranking on a parity with such series of Preferred Stock, as the case may be, with respect to dividends, distribution in liquidation or any other preference, right or power.

"PERSON" shall mean any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

"SERIES A REDEMPTION PRICE" has the meaning specified in Section 4.3(e)(i).

"SUBSIDIARY" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than one director nor more than fourteen directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2003 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2004 annual meeting of stockholders and the term of the initial Class III directors shall terminate on the date of the 2005 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2003, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VI as one class.

ARTICLE VII

Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

ARTICLE VIII

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL.

ARTICLE IX

Special meetings of the stockholders of the Corporation for any purposes may be called at any time by the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE X

The officers of the Corporation shall be chosen in such manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE XI

The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XII

The provisions set forth in Article II, Section 2 (except for the first paragraph thereof) and Section 3; Article III, Section 1 (except for the first paragraph thereof); and Article IX, Section 1 of the Bylaws of the Corporation or any provision contained in this Amended and Restated Certificate of Incorporation may be repealed, altered, amended or rescinded, in whole or in part, or a new Certificate of Incorporation may be adopted by a majority of the Board of Directors then in office with the consent of stockholders of the Corporation holding at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all outstanding securities which by their terms may be voted on all matters submitted to stockholders of the Corporation generally.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this ___ day of ____________, 2002.

SAFETY INSURANCE GROUP, INC.

By:
Name:
Title: